Exhibit 4.2

DEED OF GUARANTEE

DATED 19 MARCH 2013

FIAT FINANCE AND TRADE LTD.

société anonyme

FIAT FINANCE CANADA LTD.

FIAT FINANCE NORTH AMERICA, INC.

as ISSUERS

FIAT S.p.A.

as Guarantor

€15,000,000,000

GLOBAL MEDIUM TERM NOTE PROGRAMME

THIS DEED OF GUARANTEE is made on 19 March 2013 by Fiat S.p.A. (Fiat or the Guarantor) in favour of the Relevant Account Holders (as defined in the Deed of Covenant referred to below) and the holders for the time being of the Notes (as defined below) and the interest coupons (if any) appertaining to the Notes (Coupons), the Coupons being attached on issue to definitive Bearer Note(s) (as defined below). Each Relevant Account Holder, each holder of a Note and each holder of a Coupon is a Holder.

WHEREAS:

(A)	Fiat Finance and Trade Ltd. société anonyme (FFT), Fiat Finance Canada Ltd. (FFC) and Fiat Finance North America, Inc. (FFNA and, together with FFT and FFC, the Issuers and each an Issuer and in relation to each Series of Notes issued by it, the relevant Issuer) and Fiat have entered into an Amended and Restated Programme Agreement (the Programme Agreement, which expression includes the same as it may be amended or supplemented from time to time) dated 19 March 2013 with the Dealers named therein under which the Issuers propose from time to time to issue medium term notes (the Notes, such expression to include each Definitive Note issued by the relevant Issuer and each Global Note issued by the relevant Issuer (where Definitive Note and Global Note have the meanings ascribed thereto in the Programme Agreement) except that Notes shall not include any Notes issued on a subordinated basis);

(B)	Fiat and the Issuers have executed a Deed of Covenant of even date (the Deed of Covenant) relating to Global Notes issued by the Issuers pursuant to the Programme Agreement; and

(C)	Fiat and the Issuers have entered into an Amended and Restated Agency Agreement (the Agency Agreement, which expression includes the same as it may be amended or supplemented from time to time) dated 19 March 2013 with the Agents named therein.

NOW THIS DEED WITNESSES as follows:

1.	Deed of Guarantee: (A) Subject as provided in sub-paragraph (B) below, the Guarantor irrevocably and unconditionally guarantees by way of deed poll to each Holder that if, for any reason, the relevant Issuer does not pay any sum payable by it to such Holder in respect of any Note or Coupon or under the Deed of Covenant, as the case may be, (including any premium or any other amounts of whatever nature or additional amounts which may become payable under any of the foregoing) as and when the same shall become due and payable under any of the foregoing, the Guarantor will duly and promptly pay to such Holder on demand the amount (as to which the certificate of such Holder shall in the absence of manifest error be conclusive) payable by the relevant Issuer to such Holder. (B) For the avoidance of doubt, the Guarantor’s obligations under sub-paragraph (A) above shall become effective from time to time only upon the Guaranteed Notes being issued by a relevant Issuer and shall be limited to all amounts due and payable in respect of any such Guaranteed Notes which remain outstanding from time to time.

2.

Guarantor as Principal Debtor: Without affecting the relevant Issuer’s obligations, the Guarantor will be liable under this Deed of Guarantee as if it were the sole principal debtor and not merely a surety. Accordingly, it will not be discharged, nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor (including (a) any time, indulgence, waiver or consent at any time given to the relevant Issuer or any other person, (b) any amendment to any Note, any Coupon or the Deed of Covenant or to any security or other guarantee or indemnity, (c) the making or absence of any demand on the relevant Issuer or any other person for payment, (d) the enforcement or absence of enforcement of any Note, any Coupon, the Deed of Covenant or of any security or other guarantee or indemnity, (e) the release of any such security, guarantee or indemnity, (f) the dissolution, amalgamation, reconstruction or reorganisation of the relevant Issuer or any other person, (g) the illegality, invalidity or unenforceability of or any defect in any provision of any Note, any Coupon or the Deed of Covenant or any of the relevant Issuer’s obligations under any of them or (h) any other act, event or omission which but for this sub-clause might operate to discharge, impair or otherwise affect the obligations expressed to be assumed by the Guarantor herein or any of the rights, powers or remedies conferred upon the Holders or any of them by this Deed of Guarantee or by law).

3.	Guarantor’s Obligations Continuing: The Guarantor’s obligations under this Deed of Guarantee are and will remain in full force and effect by way of continuing security until no sum remains payable under any Note, any Coupon or the Deed of Covenant. Furthermore, these obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of a Holder, whether from the Guarantor or otherwise. The Guarantor irrevocably waives all notices and demands whatsoever.

4.	Repayment to the relevant Issuer: If any payment received by a Holder is, on the subsequent liquidation or insolvency of the relevant Issuer, avoided under any laws relating to liquidation or insolvency, such payment will not be considered as having discharged or diminished the liability of the Guarantor and this Deed of Guarantee will continue to apply as if such payment had at all times remained owing by the relevant Issuer.

5.	Indemnity: As a separate and alternative stipulation, the Guarantor unconditionally and irrevocably agrees that any sum expressed to be payable by the relevant Issuer under any Note, any Coupon or the Deed of Covenant but which is for any reason (whether or not now known or becoming known to the relevant Issuer, the Guarantor or any Holder) not recoverable from the Guarantor on the basis of the guarantee under paragraph 1 above will nevertheless be recoverable from it as if it were the sole principal debtor and will be paid by it to the Holder on demand. The obligation set out in this paragraph 5 constitutes a separate and independent obligation from the other obligations in this Deed of Guarantee, gives rise to a separate and independent cause of action and will apply irrespective of any indulgence granted by any Holder.

6.	Status of Deed of Guarantee: The payment obligations of the Guarantor under this Deed of Guarantee constitute direct, unconditional, unsubordinated and (subject to Clause 7 “Negative Pledge” below) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu (subject to mandatorily preferred debts under applicable laws) with all other outstanding unsecured and unsubordinated obligations of the Guarantor.

7.	Negative Pledge: So long as any of the Notes remains outstanding (as defined in the Agency Agreement) the Guarantor will comply with and perform and observe all of the provisions of Condition 4 of the terms and conditions of the Notes which are expressed to be binding on it.

8.	Settlement Conditional: Any settlement or discharge between the Guarantor and the Holders or any of them shall be conditional upon no payment to the Holders or any of them by the relevant Issuer or any other person on the relevant Issuer’s behalf being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, in the event of any such payment being so avoided or reduced, the Holders shall be entitled to recover the amount by which such payment is so avoided or reduced from the Guarantor subsequently as if such settlement or discharge had not occurred provided that such recovery is not contrary to any law applicable thereto.

9.	No Prior Action Required: No Holder shall be obliged before exercising any of the rights, powers of remedies conferred upon it by this Deed of Guarantee or by law:

(a)	to make any demand of the relevant Issuer, save for the presentation of the relevant Note or Coupon;

(b)	to take any action or obtain judgment in any court against the relevant Issuer; or

(c)	to make or file any claim or proof in a winding up or dissolution of the relevant Issuer, and (save as aforesaid) the Guarantor hereby expressly waives presentment, demand, protest and notice of dishonour in respect of each Note.

10.	Postponement of Guarantor’s Rights: The Guarantor agrees that, so long as any sums are or may be owed by the relevant Issuer in respect of the Notes or Coupons or the relevant Issuer is under any other actual or contingent obligation thereunder or in respect thereof, the Guarantor will not exercise any right which the Guarantor may at any time have by reason of the performance by the Guarantor of its obligations hereunder:

(a)	to be indemnified by the relevant Issuer;

(b)	to claim any contribution from any other guarantor of the relevant Issuer’s obligations under or in respect of the Notes or Coupons;

(c)	to take the benefit (in whole or in part) of any security enjoyed in connection with the Notes or Coupons by any Holder; or

(d)	to be subrogated to the rights of any Holder against the relevant Issuer in respect of amounts paid by the Guarantor under this Deed of Guarantee.

11.	Withholding or deduction: All payments by the Guarantor under this Deed of Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes or duties, of whatever nature imposed or levied by or on behalf of the Republic of Italy, or any political subdivision or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes or duties is required by law. In that event, the Guarantor will pay any additional amounts as may be necessary in order that the net amounts receivable by each Holder after that withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in the absence of that withholding or deduction; except that no additional amounts shall be payable:

(a)	with respect to any Note or Coupon presented for payment in Ireland or the Republic of Italy; or

(b)	to, or to a third party on behalf of, a Holder who is liable to those taxes or duties by reason of his having some connection with the Republic of Italy other than the mere holding of the Note or Coupon, the receipt of principal or interest in respect of it or the mere crediting of Underlying Notes (as defined in the Deed of Covenant) to its securities account with the relevant Clearing System; or

(c)	to a Holder who is able to avoid the withholding by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

(d)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to confirm to, such Directive; or

(e)	presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union; or

(f)	in the case of a Note or Coupon presented for payment more than 30 days after the Relevant Date (as defined in Condition 8 of the Terms and Conditions of the Notes) except to the extent that a Holder would have been entitled to additional amounts on presenting the same for payment on such thirtieth day, assuming that day to have been a Payment Date (as defined in Condition 8).

12.	Power to execute: The Guarantor hereby warrants, represents and covenants with each Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed of Guarantee, and that this Deed of Guarantee constitutes a legal, valid and binding obligation of the Guarantor in accordance with its terms.

13.	Deposit of Deed of Guarantee: This Deed of Guarantee shall take effect as a Deed Poll for the benefit of the Holders from time to time and for the time being, each of which shall be entitled severally to enforce this Deed of Guarantee against the Guarantor. This Deed of Guarantee shall be deposited with and held by the Principal Paying Agent (as such term is defined in the Agency Agreement) until all the obligations of the Guarantor have been discharged in full.

14.	Production of Deed of Guarantee: The Guarantor hereby acknowledges the right of every Holder to the production of, and the right of every Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed of Guarantee, and further acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, each and every Holder, and that each Holder shall be entitled severally to enforce the said obligations against the Guarantor.

15.	Stamp Duties: The Guarantor shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Guarantee, and shall indemnify each Holder against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

16.	Partial Invalidity: If at any time any provision thereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

17.	Notices: All notices, demands and other communications to the Guarantor hereunder shall be made in writing (by letter, telex or fax) and shall be sent to the Guarantor at:

Fiat S.p.A.

Via Nizza 250

Turin

Italy

Fax: + 39 011 6863721

Attention: Financial Manager

or to such other address, telex number or fax number or for the attention of such other person or department as the Guarantor has notified to the Holders in the manner prescribed for the giving of notices in connection with the Notes and Coupons.

Every notice, demand or other communication sent in accordance with this Clause 17 shall be effective as follows:

(a)	if sent by letter or fax, upon receipt by the Guarantor; and

(b)	if sent by telex, upon receipt by the sender of the Guarantor’s answer back at the end of the transmission;

provided that any such notice, demand or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the Guarantor.

18.	Currency Indemnity: If any sum due from the Guarantor under this Deed of Guarantee or any order or judgment given or made in relation thereto has to be converted from the currency (the first currency) in which the same is payable under this Deed of Guarantee or such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed of Guarantee, the Guarantor shall indemnify each Holder on demand against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Holder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Guarantor and shall give rise to a separate and independent cause of action.

19.	Governing Law and Jurisdiction: This Deed of Guarantee and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

(1)	Subject to clause 19(3) below, the courts of England have jurisdiction to settle any disputes which may arise out of or in connection with this Deed of Guarantee, including any dispute relating to any non-contractual obligations arising out of or in connection with this Deed (a Dispute) and accordingly the Guarantor and each Holder in relation to any Dispute submits to the jurisdiction of the courts of England.

(2)	For the purposes of this clause 19, the Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any suit, action or proceedings (together referred to as Proceedings) in the courts of England and irrevocably agrees that a final judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon the Guarantor and may be enforced in the courts of any other jurisdiction.

(3)	To the extent allowed by law, each Holder may, in respect of any Dispute or Disputes, take (i) Proceedings against the Guarantor in any other court of competent jurisdiction, and (ii) concurrent Proceedings in one or more jurisdictions.

(4)	The Guarantor hereby appoints Fiat Finance and Trade Ltd. société anonyme, UK Branch at its registered office for the time being in England as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint another person with an address in England as its agent for that purpose.

20.	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Deed of Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed of Guarantee, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

IN WITNESS whereof this Deed of Guarantee has been manually executed as a deed poll on behalf of the Guarantor.

Executed as a deed	)	LEONARDO CECCHETTI
by FIAT S.p.A.	)
and signed and	)
delivered as a deed on its	)
behalf by	)
in the presence of:	)

Witness’s
Signature:

Name:	RICHARD J SAVILLE, NOTARY PUBLIC
Address:	ONE CAREY LANE, LONDON, EC2V 8AE
Dated:

Pursuant to Item 601(a) of Regulation S-K, the individual Deeds of Guarantee entered into in connection with the Agency Agreements dated July 27, 2000, April 23, 2007, May 12, 2008 and March 16, 2012 have been omitted because they are substantially similar to the document filed herewith entered into in connection with the Agency Agreement dated March 19, 2013.